FULLER, TUBB, POMEROY & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      201 ROBERT S. KERR AVENUE, SUITE 1000
                            OKLAHOMA CITY, OK 73102
G.  M.  FULLER  (1920-1999)                              TELEPHONE  405-235-2575
JERRY  TUBB                                              FACSIMILE  405-232-8384
DAVID  POMEROY
TERRY  STOKES
   ------

OF  COUNSEL:
MICHAEL  A.  BICKFORD
THOMAS  J.  KENAN
ROLAND  TAGUE
BRADLEY  D.  AVEY


                                October 16, 2003


George  W.  Cole
EMTC  International,  Inc.
12500 St. Andrews Drive, #18
Oklahoma  City,  OK   73120

                              Re:     EMTC  International,  Inc.

Dear  Mr.  Cole:

     The undersigned is named in the Forms SB-2 and S-4 Registration Statements of EMTC International, Inc. (the "Company"), an Oklahoma corporation, which registration statements are to be filed with the Securities and Exchange Commission in connection with a proposed merger with Engineering and Technology Materials Corporation, an Oklahoma corporation, and a distribution by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of common stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such SB-2 and S-4 Registration Statements is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

     The undersigned hereby consents to being named in such SB-2 and S-4 Registration Statements in the capacity therein described.

                              Sincerely,


                              /s/  Thomas  J.  Kenan

                              Thomas  J.  Kenan



                                                                   Exhibit 23.16